                                                                   EXHIBIT 10(w)

                              Letter of Agreement

         This Letter of Agreement is made this 27th day of March, 1995 by and between Carlyle SEAG ("SEAG") and Arabian Shield Development Company ("ASDC").

         WHEREAS this Letter of Agreement sets forth that ASDC wishes to enter into a contractual arrangement retaining SEAG as its financial advisor in connection with the financing of the Al Masane Mining Project ("the Project"); and

         WHEREAS SEAG is currently disposed to provide certain financial advisor services;

         THEREFORE, it is agreed that the scope of the services to be provided by SEAG will include, but is not limited to, (1) advising on the capitalization structure (SIDF, Commercial Debt and Equity) of the newly established Saudi company "Newco", established for the Project; (2) raising of capital for project implementation and (3) assisting ASDC in the filing of all licenses and needed documents for regulatory purposes.

         It is further agreed that ASDC shall prepare or cause to be prepared necessary loan documentation and supporting information including a full feasibility study, or as agreed by SEAG, ASDC shall provide SEAG all necessary assistance in the accomplishment of the same.

         Accordingly, SEAG will receive the following compensation for services rendered in its role as financial advisor.

1. SEAG will receive a retainer payment of two hundred and fifty thousand US dollars ($250,000), to cover a period of one year in duration, seventy five thousand dollars ($75,000) of which is payable by ASDC upon the signing of this Agreement, and twenty five thousand ($25,000) monthly thereafter. In no case or circumstances shall SEAG receive a retainer payment of less than one hundred twenty five thousand US Dollars ($125,000).

2. SEAG will receive cash compensation equaling two and one quarter percent (2 1/4%) of the total capital value, inclusive of debt and equity funding, of the Al Masane Project in recognition of SEAG's role in the financial structuring of the Project and in providing financial and such other assistance as may be provided.

3. SEAG will also receive a cash compensation fee totaling five percent (5%) of the amount of equity funds raised from equity investors up to US twenty five million ($25,000,000); an additional cash compensation fee totaling three percent (3%) for equity funds raised from investors between US twenty five million ($25,000,000) and US fifty million ($50,000,000); an additional cash compensation fee totaling two percent (2%) for equity funds raised from investors between US fifty million ($50,000,000) and US seventy five million ($75,000,000); an additional cash compensation fee totaling one percent (1%) for equity funds raised from investors equal to or above US seventy five million ($75,000,000).

4. In addition SEAG shall also be entitled to receive compensation in the form of an option to purchase two million shares (2,000,000), or approximately 10%, of ASDC's common stock, during a period of five (5) years, commencing upon the first closing of either the debt or equity portion of the financing for the Al Masane Project, at an exercise price of US one dollar ($1) per share. Such issuance will be made in compliance with Rule 144 of the SEC. It is understood that standard anti-dilution provision will be in effect for the full period of the option.

5. SEAG shall nominate one member of the Board of Directors in its next annual meeting of the shareholders to be held on May 9, 1995. SEAG shall nominate a second Board member upon the closing of the financing for the Al Masane Project.

6. SEAG reserves the right and at its sole discretion to withdraw from this Agreement, and will give ASDC one month's notice prior to its withdrawal, if SEAG determines that the transaction is no longer reasonably viable based on due diligence findings; availability of financing, especially SIDF funding and/or otherwise adverse material changes. In such event SEAG shall not be entitled to any compensation pursuant to paragraphs 2,3 and 4 herein. ASDC also reserves the right and at its sole discretion to withdraw from this agreement if there is a determination of fraud or gross negligence on the part of SEAG in its performance relating to the Project.

7. ASDC agrees to defend, indemnify and hold harmless (including, without limitations, reasonable attorney fees and expenses) SEAG and SEAG affiliates, each of the employees, directors, officers, stockholders and agents of SEAG, and their respective successors, against any and all losses, damages, deficiencies or liabilities are caused by, resulting or arising from or otherwise relating to the Project, unless such losses, damages, deficiencies or liabilities are caused by, resulting or arising from fraud or gross negligence by SEAG in its performance relating to the Project.

8. It is agreed that SEAG shall be reimbursed for all of its reasonable out of pocket expenses with regard to its role as financial advisor in the financing of the Al Masane Project. If such expenses are expected to exceed US ten thousand dollars ($10,000) in any given month, an estimate for such month shall be prepared and presented to ASDC for approval, and prompt approval shall not be unreasonably denied by ASDC. ASDC will be responsible for reimbursing SEAG's expenses within five (5) business days following the receipt of such expenses, SEAG will instruct in writing ASDC as to the banking institution and appropriate account which the reimbursement should be deposited.

9. The duly authorized parties designated below hereby signify their agreement with the terms and conditions contained herein through execution of this letter of agreement by signing as indicated below,



                                        Carlyle SEAG


                                        By: /s/ AMB. ALTON G. KEEL JR.
                                        Name: Amb. Alton G. Keel Jr.
                                        Title: Chairman



                                        Arabian Shield Development Company


                                        By: /s/ HATEM EL-KHALIDI
                                        Name: Hatem El-Khalidi
                                        Title: President